EXHIBIT F-1


                                          January 16, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:  Cinergy Corp. et al.
            Application-Declaration in File No. 70-8589
            Post-Effective Amendment No.1
Dear Sirs:

       I am Senior Counsel to Cinergy Services, Inc. ( Cinergy Services ), the service company subsidiary of Cinergy Corp. ( Cinergy ). I am furnishing this opinion as an exhibit to the Application-Declaration on Form U-1 in File No. 70-8589 (the U-1 ) of Cinergy, Cinergy Investments, Inc. ( Investments ) and Cinergy Services, as previously amended and as to be further amended by Post-Effective Amendment No.1 of even date herewith (the Post-Effective Amendment ). The transactions proposed in the U-1 as so amended include (i) the acquisition by Cinergy and Investments of the securities of one or more new subsidiaries (each, a Special Purpose Subsidiary ) organized exclusively for the purpose of acquiring and holding the securities of, and providing services to, one or more foreign utility
companies   and  exempt wholesale generators,   as defined under the Public
Utility Holding Company Act of 1935, as amended, and (ii) the issuance by the Special Purpose Subsidiaries of certain securities to Cinergy and Investments and to third parties, in each case in accordance with the terms and conditions of the Commission's order dated September 21, 1995 (Rel. No. 35-26376)( 1995 Order ), as proposed to be supplemented pursuant to the Post-Effective Amendment.

       I am of the opinion that each of Cinergy, Investments and Cinergy Services is, and, upon the incorporation thereof, each Special Purpose Subsidiary will be, a validly organized and duly existing corporation under the laws of the state or foreign jurisdiction in which each such company is organized, and that, upon the issuance of the Commission's supplemental order herein, and in the event that the proposed transactions are consummated in accordance with the U-1 as amended and with the 1995 Order and such supplemental order:

       (a) all state laws and laws of foreign jurisdictions applicable to the proposed transactions will have been complied with;

       (b) when certificates for the capital shares (or the equivalent thereof under foreign law) of any Special Purpose Subsidiary have been executed by such Special Purpose Subsidiary, countersigned and registered by the transfer agent and registrar, and delivered for a consideration in cash equal to or greater than the par value (if any) of such capital shares in accordance with resolutions duly adopted by the board of directors of such Special Purpose Subsidiary, such capital shares will be validly issued, fully paid and nonassessable shares of such Special Purpose Subsidiary, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the organizational instruments defining such rights and privileges;

       (c) Any such capital shares issued to Cinergy or Investments will be legally acquired by Cinergy or Investments, as the case may be;

       (d) any promissory notes issued by any Special Purpose Subsidiary will be valid and binding obligations of such Special Purpose Subsidiary in accordance with the terms thereof, and any guarantee issued by Cinergy or Investments will be a valid and binding obligation of Cinergy or Investments, as applicable; and

       (e) the consummation of the transactions described above and of the other transactions described in the U-1 as amended will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

       I am a member of the bar of the State of Ohio and do not purport to express any opinion as to the laws of any jurisdiction other than those of the State of Ohio. I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment.

                                          Very truly yours,

                                          /s/Jerome A. Vennemann
                                          Senior Counsel
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